Exhibit 99.2

Management's Discussion and Analysis of Financial Condition and Results of Operations

Executive Overview

Proposed Merger with Hewlett Packard Enterprise

On January 9, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Hewlett Packard Enterprise Company, a Delaware corporation (“HPE”), and Jasmine Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of HPE (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of HPE. Under the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of our common stock (subject to certain exceptions set forth in the Merger Agreement) will be canceled and converted into the right to receive $40.00 in cash, without interest and subject to applicable withholding taxes.

The Merger Agreement generally requires us to use commercially reasonable efforts to operate our business in the ordinary course, subject to certain exceptions including as required by applicable law, pending consummation of the Merger, and subjects the Company to customary interim operating covenants that restrict us from taking certain specified actions without HPE’s approval (such approval not to be unreasonably withheld, conditioned, or delayed) until the Merger is completed or the Merger Agreement is terminated in accordance with its terms. During this period, we are permitted to continue paying regular quarterly dividends, substantially in accordance with past practice, at a quarterly rate not to exceed $0.22 per share.

The completion of the Merger, which is currently expected to close in late calendar year 2024 or early calendar year 2025, is subject to the receipt of regulatory approvals and other customary closing conditions, including the adoption of the Merger Agreement by our stockholders. If the transaction is consummated, our common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act. See the section entitled “Risk Factors” in Item 1A of Part I of this Report for further discussion about the risks related to the Merger.

Financial Results and Key Performance Metrics Overview

The following table provides an overview of our financial results and key financial metrics (in millions, except per share amounts, percentages, and days sales outstanding, or DSO):

	As of and for the Years Ended December 31,
	2023	2022	$ Change	% Change

Net revenues	$5,564.5	$5,301.2	$263.3	5%
Gross margin	$3,201.9	$2,958.3	$243.6	8%
Percentage of net revenues	57.5%	55.8%
Operating income	$470.1	$519.1	$(49.0)	(9)%
Percentage of net revenues	8.4%	9.8%
Net income	$310.2	$471.0	$(160.8)	(34)%
Percentage of net revenues	5.6%	8.9%
Net income per share
Basic	$0.97	$1.46	$(0.49)	(34)%
Diluted	$0.95	$1.43	$(0.48)	(34)%

Operating cash flows	$872.8	$97.6	$775.2	794%
Stock repurchase plan activity	$385.0	$299.7	$85.3	28%
Cash dividends declared per common stock	$0.88	$0.84	$0.04	5%
DSO(1)	69	76	(7)	(9)%

Deferred revenue:
Deferred product revenue	$92.1	$108.8	$(16.7)	(15)%
Deferred service revenue	1,932.8	1,554.3	378.5	24%
Total	$2,024.9	$1,663.1	$361.8	22%

Deferred revenue from customer solutions(2)	$843.4	$632.8	$210.6	33%
Deferred revenue from hardware maintenance and professional services	1,181.5	1,030.3	151.2	15%
Total	$2,024.9	$1,663.1	$361.8	22%

(1)	DSO is for the fourth quarter ended December 31, 2023, and 2022.
(2)
Includes deferred revenue from hardware solutions, software licenses, software support and maintenance and SaaS offerings sold in our Automated WAN Solutions, Cloud-Ready Data Center, and AI-Driven Enterprise customer solution categories.

•
Net Revenues: Net revenues increased during 2023 compared to 2022 driven by a growth in Enterprise vertical, partially offset by a decline in the Cloud and Service Provider verticals. Net revenues increased across all geographies. Service net revenues increased primarily driven by strong sales of hardware maintenance contracts and SaaS subscriptions.

•
Gross Margin: Gross margin as a percentage of net revenues increased during 2023 compared to 2022 primarily due to improved service gross margin. The increase in service gross margin was mainly due to higher revenue from hardware maintenance and software subscriptions and lower service delivery costs.

•
Operating Margin: Operating income as a percentage of net revenues decreased during 2023 compared to 2022 primarily due to higher personnel-related expenses driven by an increase in headcount and higher restructuring costs, partially offset by the drivers described in the gross margin discussion above.

•
Operating Cash Flows: Net cash provided by operations increased primarily due to improvements in working capital and one-time proceeds from the termination of our interest rate lock contracts, partially offset by higher cash taxes and increased compensation payments.

•
Capital Return: We continued to return capital to our stockholders. During 2023, we repurchased a total of 13.1 million shares of our common stock in the open market at an average price of $29.47 per share for an aggregate purchase price of $385.0 million. During 2023, we paid quarterly dividends of $0.22 per share, for an aggregate amount of $280.8 million.

•
DSO: DSO is calculated as the ratio of ending accounts receivable, net of allowances, divided by average daily net revenues for the preceding 90 days. DSO decreased primarily due to improved invoicing linearity, partially offset by lower revenue for the fourth quarter ended December 31, 2023 compared to the same period in 2022.

•	Deferred Revenue: Total deferred revenue increased, primarily driven by the timing of contract renewals and increase in deferrals of SaaS and software license subscriptions.

Global Supply and Demand Update

Global economic and business activities continue to face widespread macroeconomic uncertainties, including inflation, monetary policy shifts, recession risks, and turmoil in the geopolitical environment, including the Russia-Ukraine conflict, the political and economic tensions between China and Taiwan, the Israel-Hamas war, and escalating tensions in the Red Sea in connection with the attacks by the Houthis to disrupt shipments. Our overall performance depends in-part on global economic conditions, as well as other disruptions and the impacts of such conditions on our customers.

We have a global supply chain, which is primarily composed of manufacturing partners, component suppliers, and third-party logistics partners. In prior periods, global supply chain constraints and component parts shortages resulted in extended lead times of certain products to our customers and impacted the volume of products we were able to deliver, which negatively impacted our ability to recognize revenue. Throughout fiscal year 2023, we saw an overall improvement of industry-wide supply constraints.

While global component shortages persisted in prior periods, certain customers placed advanced product orders in an effort to secure supply. These elevated product order levels declined throughout 2023 as supply chain constraints eased. As a result, we expect our backlog to normalize in 2024 as our customers consume previously placed advance orders and normalize their buying patterns.

In prior years, we committed to purchase additional inventory to meet customer demands for our products and to mitigate supply constraints. As a result, our inventory levels increased in 2023 and are expected to remain elevated in the near term. When we became aware of an inability to sell this inventory, we recognized inventory obsolescence charges, and we expect to continue to incur future inventory obsolescence charges, which may be material. Our purchase commitments are expected to continue to decline as our supplier lead times normalize. Our operating cash flows have been and may continue to be negatively impacted by significant inventories at our contract manufacturers.

Management continues to actively monitor the impact of macroeconomic factors on the Company's financial condition, liquidity, operations, suppliers, industry, and workforce. The extent of the impact on our operations and financial performance, our ability to execute our business strategies, and initiatives in the expected time frame, will depend on the impact of macroeconomic factors on our customers, partners, employees, contract manufacturers and supply chain. See the section entitled “Risk Factors” in Item 1A of Part I of this Report for further discussion.

Critical Accounting Estimates

The preparation of the financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions, and estimates that affect the amounts reported in the Consolidated Financial Statements and the accompanying notes. We base our estimates and assumptions on current facts, historical experience, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Note 1, Description of Business, Basis of Presentation and Significant Accounting Policies, in Notes to Consolidated Financial Statements in Item 8 of Part II of this Report, describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements.

The below accounting policies require significant judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements and actual results could differ materially from the amounts reported based on these policies.

•
Revenue Recognition: We enter into contracts to sell our products and services, and while most of our sales agreements contain standard terms and conditions, there are agreements that contain non-standard terms and conditions and include promises to transfer multiple goods or services. As a result, significant interpretation and judgment are sometimes required to determine the appropriate accounting for these transactions, including: (1) whether performance obligations are considered distinct that should be accounted for separately versus together, how the price should be allocated among the performance obligations, and when to recognize revenue for each performance obligation; (2) developing an estimate of the stand-alone selling price, or SSP, of each distinct performance obligation; (3) combining contracts that may impact the allocation of the transaction price between product and services; and (4) estimating and accounting for variable consideration, including rights of return, rebates, price protection, expected penalties or other price concessions as a reduction of the transaction price.

Our estimates of SSP for each performance obligation require judgment that considers multiple factors, including, but not limited to, historical discounting trends for products and services, pricing practices in different geographies and through different sales channels, gross margin objectives, internal costs, competitor pricing strategies, and industry technology lifecycles. Our estimates for rights of return, rebates, and price protection are based on historical sales returns and price protection credits, specific criteria outlined in customer contracts or rebate agreements, and other factors known at the time. Our estimates for expected penalties and other price concessions are based on historical trends and expectations regarding future incurrence.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

•
Income Taxes: We are subject to income taxes in the United States and numerous foreign jurisdictions. We apply the authoritative accounting guidance for uncertainty in income taxes to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely affect our provision for income taxes. Significant judgment is required in evaluating our uncertain tax positions and determining our taxes including the interpretation and application of GAAP and complex domestic and international tax laws and matters related to the allocation of international taxation rights between countries. In addition, we are subject to the continuous examination of our income tax returns by the IRS and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. Although we believe our reserves are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in our historical income tax provisions and accruals. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

•
Inventory Valuation and Contract Manufacturer Liabilities: Inventory consists primarily of components and finished goods and is stated at the lower of cost or net realizable value. A provision is recorded when inventory is determined to be in excess of anticipated future demand for customer orders or that may become obsolete to adjust inventory to its estimated realizable value. In addition, we record a liability for the possible repurchase of quantities held by our contract manufacturers in excess of anticipated future demand or that may become obsolete.

Significant judgment is used in establishing our forecasts of future demand and obsolete materials exposure. We perform a detailed analysis and review of data used in establishing our demand forecasts. If the actual component usage and product demand are significantly lower than forecast, which may be caused by factors within and outside of our control, or if there was a higher incidence of inventory obsolescence because of rapidly changing technology, our customer requirements, changes in market conditions, or new product introductions, we may be required to increase our provision and contract manufacturer liabilities, which could have an adverse impact on our gross margins and profitability. We regularly evaluate our exposure for inventory excess, obsolescence and adequacy of our contract manufacturer liabilities.

Recent Accounting Pronouncements

See Note 1, Description of Business, Basis of Presentation and Significant Accounting Policies, in Notes to the Consolidated Financial Statements in Item 8 of Part II of this Report for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on financial condition and results of operations, which is incorporated herein by reference.

Results of Operations

A discussion regarding our financial condition and results of operations for the fiscal year ended December 31, 2023 compared to 2022 is presented below. A discussion regarding our financial condition and results of operations for the fiscal year ended December 31, 2022 compared to 2021 can be found under Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 10, 2023, which is available on the SEC’s website at www.sec.gov and our Investor Relations website at http://investor.juniper.net.

Revenues

The following table presents net revenues by customer solution, customer vertical, and geographic region (in millions, except percentages):

	Years Ended December 31,
	2023	2022	$ Change	% Change
Customer Solutions:
Automated WAN Solutions	$1,839.3	$1,865.3	$(26.0)	(1)%
Percentage of net revenues	33.1%	35.2%
Cloud-Ready Data Center	744.7	878.9	(134.2)	(15)%
Percentage of net revenues	13.4%	16.6%
AI-Driven Enterprise	1,391.8	1,026.2	365.6	36%
Percentage of net revenues	25.0%	19.4%
Hardware Maintenance and Professional Services	1,588.7	1,530.8	57.9	4%
Percentage of net revenues	28.5%	28.8%
Total net revenues	$5,564.5	$5,301.2	$263.3	5%

Customer Verticals:
Cloud	$1,162.8	$1,393.6	$(230.8)	(17)%
Percentage of net revenues	20.9%	26.3%
Service Provider	1,842.5	1,891.2	(48.7)	(3)%
Percentage of net revenues	33.1%	35.7%
Enterprise	2,559.2	2,016.4	542.8	27%
Percentage of net revenues	46.0%	38.0%
Total net revenues	$5,564.5	$5,301.2	$263.3	5%

Geographic Regions:
Americas:
United States	$3,066.5	$2,931.6	$134.9	5%
Other	266.8	225.2	41.6	18%
Total Americas	3,333.3	3,156.8	176.5	6%
Percentage of net revenues	59.9%	59.6%
EMEA	1,405.7	1,370.0	35.7	3%
Percentage of net revenues	25.3%	25.8%
APAC	825.5	774.4	51.1	7%
Percentage of net revenues	14.8%	14.6%
Total net revenues	$5,564.5	$5,301.2	$263.3	5%

Total net revenues increased primarily due to growth in AI-Driven Enterprise and Hardware Maintenance and Professional Services, which were mainly driven by higher sales volume, partially offset by a decline in Cloud-Ready Data Center and Automated WAN Solutions.

The AI-Driven Enterprise revenue increase was primarily driven by Enterprise and Service Provider, partially offset by a decline in Cloud.

The decreases in Cloud-Ready Data Center revenue and the Automated WAN Solutions revenue were primarily due to a decline in Cloud and Service Provider, partially offset by a growth in Enterprise.

Also, software and security products and services represent key areas of our strategic focus that are critical components to our business success. Software and related service offerings include revenue from software license, software support and maintenance and SaaS contracts. Total security offerings include revenue from our complete portfolio of hardware and software security products, including SD-WAN solutions, as well as services related to our security solutions.

The following table presents net revenues from software and security products and services (in millions, except percentages):

	Years Ended December 31,
	2023	2022	$ Change	% Change

Software and Related Services	$1,223.4	$994.2	$229.2	23%
Percentage of net revenues	22.0%	18.8%
Total Security	$669.7	$628.6	$41.1	7%
Percentage of net revenues	12.0%	11.9%

Gross Margins

The following table presents gross margins (in millions, except percentages):

	Years Ended December 31,
	2023	2022	$ Change	% Change

Product gross margin	$1,850.9	$1,778.2	$72.7	4%
Percentage of product revenues	51.0%	50.2%
Service gross margin	1,351.0	1,180.1	170.9	14%
Percentage of service revenues	69.9%	67.0%
Total gross margin	$3,201.9	$2,958.3	$243.6	8%
Percentage of net revenues	57.5%	55.8%

Our gross margins as a percentage of net revenues have been and will continue to be affected by a variety of factors, including general inflationary pressures, the mix and average selling prices of our products and services, new product introductions and enhancements, manufacturing, component and logistics costs, expenses for inventory obsolescence and warranty obligations, cost of support and service personnel, customer mix as we continue to expand our footprint with certain strategic customers, the mix of distribution channels through which our products and services are sold, and import tariffs. For example, in prior periods, our logistics and other supply chain-related costs increased due to the global component shortage, and we saw cost improvement in 2023 due to the overall reduction in industry-wide supply constraints. For more information on the impact of supply chain constraints on our business, see the “Risk Factors” section of Item 1A of Part I of this Report.

Product gross margin

Product gross margin as a percentage of product revenues increased primarily due to the easing of elevated logistics and other supply chain costs and favorable software revenue mix, partially offset by higher inventory-related expenses and unfavorable product mix. We continue to undertake specific efforts to address certain factors impacting our product gross margin. These efforts include performance and quality improvements through engineering to increase value across our products; optimizing our supply chain and service business; pricing management; and increasing software and solution sales.

Service gross margin

Service gross margin as a percentage of service net revenues increased primarily due to higher revenue from hardware maintenance and software subscriptions and lower service delivery costs.

Operating Expenses

The following table presents operating expenses (in millions, except percentages):

	Years Ended December 31,
	2023	2022	$ Change	% Change

Research and development	$1,144.4	$1,036.1	$108.3	10%
Percentage of net revenues	20.6%	19.5%
Sales and marketing	1,233.9	1,133.4	100.5	9%
Percentage of net revenues	22.2%	21.4%
General and administrative	255.5	249.5	6.0	2%
Percentage of net revenues	4.6%	4.7%
Restructuring charges	98.0	20.2	77.8	385%
Percentage of net revenues	1.8%	0.4%
Total operating expenses	$2,731.8	$2,439.2	$292.6	12%
Percentage of net revenues	49.1%	46.0%

Our operating expenses have historically been driven in large part by personnel-related costs, including salaries and wages; commissions and bonuses, which we refer to collectively as variable compensation; benefits; share-based compensation; and travel. Facility and information technology, or IT, departmental costs are allocated to each department based on usage and headcount. We had a total of 11,144 and 10,901 employees as of December 31, 2023, and 2022, respectively. Our headcount increased by 243 employees, or 2%.

Research and development

Research and development expense increased primarily due to higher share-based compensation and other personnel-related costs driven by headcount growth.

Sales and marketing

Sales and marketing expense increased primarily due to higher personnel-related costs driven by headcount growth and higher variable compensation.

Restructuring charges

Restructuring charges increased primarily due to expenses recorded in connection with our restructuring plans approved in the third quarter of 2023. For further explanation of our restructuring charges, see Note 7, Restructuring Charges, in Notes to Consolidated Financial Statements in Item 8 of Part II of this Report.

Gain (Loss) on Privately-Held Investments, Net

The following table presents the gain (loss) on privately-held investments, net (in millions, except percentages):

	Year Ended December 31,
	2023	2022	$ Change	% Change
Gain (loss) on privately-held investments, net	$(97.3)	$20.4	$(117.7)	N/M
Percentage of net revenues	(1.7)%	0.4%

N/M - Not meaningful

In 2023, the Company recognized an unrealized loss on its privately-held equity investments due to declines in fair values. The Company estimated the fair value of these investments based on quantitative and qualitative analysis. This analysis involved use of judgment, significant estimates, and assumptions, such as the near-term prospects of the investee in the market in which it operates, evaluating the investee’s financial condition in relation to its outstanding obligations, and probabilities of securing additional capital through various alternative scenarios.

Gain on Divestiture

The following table presents the gain on divestiture (in millions, except percentages):

	Year Ended December 31,
	2023	2022	$ Change	% Change
Gain on divestiture	$-	$45.8	$(45.8)	(100)%
Percentage of net revenues	-%	0.9%

In 2022, we recognized a gain of $45.8 million related to the divestiture of our silicon photonics business for cash consideration of $90.0 million and a 25% equity interest in the business.

Other Expense, Net

The following table presents other expense, net (in millions, except percentages):

	Years Ended December 31,
	2023	2022	$ Change	% Change

Interest income	$50.6	$19.6	$31.0	158%
Interest expense	(80.0)	(58.6)	(21.4)	37%
Gain (loss) on other investments, net (1) (2)	6.0	(11.6)	17.6	(152)%
Other	(0.4)	1.6	(2.0)	(125)%
Total other expense, net	$(23.8)	$(49.0)	$25.2	(51)%
Percentage of net revenues	(0.4)%	(0.9)%

(1)	Other investments represent fixed income securities and equity investments with readily determinable fair value.
(2)	The prior period amounts have been reclassified to conform to the current period presentation.

Interest income primarily includes interest earned on our cash, cash equivalents, and investments. Interest expense primarily includes interest, net of capitalized interest expense, from long-term debt and customer financing arrangements. Gain (loss) on other investments, net, primarily includes gains (losses) from the sale of investments in fixed income securities and equity investments with readily determinable fair values. Other typically consists of foreign exchange gains and losses and other non-operational income and expense items.

Total other expense, net, decreased primarily due to higher interest income related to our fixed income investment portfolio, as a result of higher yields and higher net gains from equity investments, partially offset by higher interest expense related to our debt portfolio.

Income Tax Provision

The following table presents income tax provision (in millions, except percentages):

	Years Ended December 31,
	2023	2022	$ Change	% Change

Income tax provision	$29.2	$60.5	$(31.3)	(52)%
Effective tax rate	8.4%	11.3%

The effective tax rate for fiscal year 2023 was lower than fiscal year 2022, primarily due to the net difference in discrete items in fiscal year 2023 compared to fiscal year 2022 and a change in the geographic mix of earnings. For a complete reconciliation of our effective tax rate to the U.S. federal statutory rate of 21% and further explanation of our income tax provision, see Note 12, Income Taxes, in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report.

Beginning January 1, 2022, as a result of the Tax Cuts and Jobs Act of 2017 ("Tax Act"), all our U.S. and non-U.S. based R&D expenditures are being capitalized and amortized over five and fifteen years, respectively. In 2023, the new regulations resulted in incremental cash tax payments of approximately $150 million and a reduction in our effective tax rate due to increased benefit from U.S. foreign-derived intangible income and an increased federal R&D credit. Future impacts will primarily depend on if and when this legislation is deferred, modified, or repealed by the U.S. Congress, including if retroactively, and the amount of R&D expenditures paid or incurred in those respective years. We estimate the largest impact will have been to 2022 cash flow from operations and that the impact in future years should gradually decrease over the five- and fifteen-year amortization periods. The Company’s future effective tax rate may be impacted.

European Union members and certain other countries initiated legislation to adopt global minimum tax provisions in 2023, which are intended to be effective for tax years beginning after 2023. We do not expect to incur significant global minimum taxes in 2024.

Liquidity and Capital Resources

Liquidity and capital resources may be impacted by our operating activities as well as acquisitions, investments in strategic relationships, and payment of cash dividends on our common stock. Since the enactment of the Tax Act, we have repatriated a significant amount of cash from outside of the U.S., and plan to continue to repatriate on an ongoing basis. We intend to use the repatriated cash to invest in the business, support value-enhancing mergers and acquisitions, and fund our return of capital to stockholders.

Based on past performance and current expectations, we believe that our existing cash and cash equivalents, short-term, and long-term investments, and cash generated from operations together with the revolving credit facility will be sufficient to fund our operations; planned dividends; capital expenditures; purchase commitments and other liquidity requirements; and anticipated growth for at least the next twelve months and thereafter for the foreseeable future. However, our future liquidity and capital requirements may vary materially from those now planned depending on many factors, including, but not limited to, our growth rate; the timing and amount we spend to support development efforts; the expansion of sales and marketing activities; the introduction of new and enhanced products and services; the costs to acquire or invest in businesses and technologies; an increase in manufacturing or component costs; certain interim operating covenants that we have agreed to in the Merger Agreement; and the risks and uncertainties detailed in the “Risk Factors” section of Item 1A of Part I of this Report.

The Company's material cash requirements include the following contractual and other obligations.

Revolving Credit Facility

In June 2023, we entered into a new credit agreement with certain institutional lenders that provides for a five-year $500.0 million unsecured revolving credit facility (the “Revolving Credit Facility”), with an option to increase the Revolving Credit Facility by up to an additional $200.0 million, subject to the lenders' approval. The Company's previous $500.0 million revolving credit facility was terminated concurrently with the Company entering into the Revolving Credit Facility. The Revolving Credit Facility will terminate in June 2028, subject to two one-year maturity extension options, on the terms and conditions set forth in the credit agreement. As of December 31, 2023, we were in compliance with all covenants in the credit agreement, and no amounts were outstanding. In connection with our entry into the Merger Agreement, certain terms limit our ability to drawdown the full amount of $500.0 million available under the Revolving Credit Facility. Refer to Note 8, Debt and Financing, in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for information on the credit agreement.

Debt

As of December 31, 2023, we had outstanding fixed-rate senior notes with varying maturities for an aggregate principal amount of $1,700.0 million (collectively the "Notes"), none of which is payable within 12 months. As of December 31, 2023, future interest payments associated with the Notes total $594.6 million, with $55.4 million payable within 12 months.

Purchase Commitments with Contract Manufacturers and Suppliers

In order to reduce manufacturing lead times and in the interest of having access to adequate component supply, we enter into agreements with contract manufacturers and certain suppliers to procure inventory based on the Company's requirements. A significant portion of the Company's purchase commitments arising from these agreements consists of firm and non-cancelable commitments. In certain instances, these agreements allow the Company the option to cancel, reschedule, and adjust its requirements based on the Company's business needs prior to firm orders being placed. As of December 31, 2023, we had purchase commitments of $1,291.6 million, with $989.5 million payable within 12 months.

Tax

Our transition tax liability represents future cash payments on accumulated foreign earnings of subsidiaries as a result of the Tax Act. The Company has elected to pay its transition tax, net of applicable tax refunds, over the eight-year period provided in the Tax Act. As of December 31, 2023, the balance of our transition tax obligation was $179.7 million, with $73.4 million payable within 12 months.

As of December 31, 2023, the Company had $92.7 million included in long-term income taxes payable on the Consolidated Balance Sheets for unrecognized tax positions. At this time, the Company is unable to make a reasonably reliable estimate of the timing of payments related to this amount due to uncertainties in the timing of tax audit outcomes.

In 2023, we made tax payments of approximately $406 million of which approximately $150 million can be attributed to the capitalization and amortization requirements for R&D expenditures pursuant to the Tax Act.

Leases

The Company leases its facilities and certain equipment under non-cancelable operating leases that have remaining lease terms of 1 to 8 years and 1 to 4 years, respectively. As of December 31, 2023, we had fixed lease payment obligations of $138.7 million, with $47.1 million payable within 12 months.

Unconditional Purchase Obligations - Other

Unconditional purchase obligations consist of agreements that include firm and non-cancelable terms to transfer funds in the future for fixed or minimum amounts or quantities to be purchased at fixed or minimum prices. As of December 31, 2023, we had unconditional purchase obligations of $69.6 million, with $33.1 million payable within 12 months. See Note 14, Commitments and Contingencies, in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for further discussion of our unconditional purchase obligations.

Guarantees

We have financial guarantees consisting of third-party financing arrangements extended to end-user customers and standby letters of credit for certain lease facilities, insurance programs, and customs of $32.5 million as of December 31, 2023.

Capital Return

In addition to our cash requirements, we have a capital return program authorized by the Board of Directors (the "Board"). In January 2018, the Board, approved a $2.0 billion share repurchase program, which we refer to as the 2018 Stock Repurchase Program. In October 2019, the Board authorized a $1.0 billion increase to the 2018 Stock Repurchase Program for a total of $3.0 billion.

During the fiscal year ended December 31, 2023, we repurchased 13.1 million shares of our common stock in the open market at an average price of $29.47 per share for an aggregate purchase price of $385.0 million, under the 2018 Stock Repurchase Program. As of December 31, 2023, there was $0.2 billion of authorized funds remaining under the 2018 Stock Repurchase Program.

In connection with our entry into the Merger Agreement, we suspended our 2018 Stock Repurchase Program and will not repurchase our common stock subsequent to year end 2023. See Note 9, Equity, in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for further discussion of the 2018 Stock Repurchase Program.

In addition, any future dividends, and the establishment of record and payment dates, are subject to approval by the Board or an authorized committee thereof. See Note 15, Subsequent Events, in the Notes to Consolidated Financial Statements in Item 8 of Part II of this Report for discussion of our dividend declaration subsequent to December 31, 2023.